Exhibit 4.225

EXECUTION VERSION

BANK OF AMERICA CORPORATION

AFFILIATE DEBENTURE GUARANTEE AGREEMENT

Bank of America Corporation, as New Guarantor

Merrill Lynch International Incorporated, as Obligor

Dated as of September 30, 2013

TABLE OF CONTENTS

		Page

ARTICLE I
DEFINITIONS AND INTERPRETATION

Section 1.1	Definitions and Interpretation	2

ARTICLE II
TRUST INDENTURE ACT

Section 2.1	Trust Indenture Act; Application	5
Section 2.2	Lists of Holders of Securities	5
Section 2.3	Reports by the Investment Guarantee Trustee	5
Section 2.4	Periodic Reports to Investment Guarantee Trustee	5
Section 2.5	Evidence of Compliance with Conditions Precedent	6
Section 2.6	Events of Default; Waiver	6
Section 2.7	Event of Default; Notice	6
Section 2.8	Conflicting Interests	6

ARTICLE III
POWERS, DUTIES AND RIGHTS OF INVESTMENT GUARANTEE TRUSTEE

Section 3.1	Powers and Duties of the Investment Guarantee Trustee	6
Section 3.2	Certain Rights of Investment Guarantee Trustee	8
Section 3.3	Not Responsible for Recitals or Issuance of Investment Guarantee	9

ARTICLE IV
INVESTMENT GUARANTEE TRUSTEE

Section 4.1	Investment Guarantee Trustee; Eligibility	9
Section 4.2	Appointment, Removal and Resignation of Investment Guarantee Trustee	10

ARTICLE V
GUARANTEE

Section 5.1	Guarantee	11
Section 5.2	Waiver of Notice and Demand	11
Section 5.3	Obligations Not Affected	11
Section 5.4	Rights of Holders	12
Section 5.5	Guarantee of Payment	12
Section 5.6	Subrogation	12
Section 5.7	Independent Obligations	12

ARTICLE VI
SUBORDINATION

Section 6.1	Ranking	12

i

TABLE OF CONTENTS

(continued)

		Page

ARTICLE VII
TERMINATION
Section 7.1	Termination	13

ARTICLE VIII
INDEMNIFICATION

Section 8.1	Exculpation	13
Section 8.2	Indemnification	13

ARTICLE IX
MISCELLANEOUS

Section 9.1	Successors and Assigns	14
Section 9.2	Amendments	14
Section 9.3	Consolidations and Mergers	14
Section 9.4	Notices	14
Section 9.5	Benefit	15
Section 9.6	Governing Law	15
Section 9.7	Effectiveness	15
Section 9.8	Notice to the Investment Guarantee Trustee	15

AFFILIATE DEBENTURE GUARANTEE AGREEMENT

THIS AFFILIATE DEBENTURE GUARANTEE AGREEMENT (this “Investment Guarantee”), dated as of September 30, 2013, is executed and delivered by BANK OF AMERICA CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (the “New Guarantor”), and THE BANK OF NEW YORK MELLON (formerly known as The Bank of New York, successor to JPMorgan Chase Bank, N.A., successor to The Chase Manhattan Bank), as trustee (the “Investment Guarantee Trustee”), for the benefit of the Holder (as defined herein) of the Affiliate Debenture (as defined herein) of MERRILL LYNCH INTERNATIONAL INCORPORATED (successor to Merrill Lynch Group, Inc. (“MLGroup”)), a Delaware corporation (the “Obligor”).

WHEREAS, MLGroup has heretofore issued its 7.28% Debenture Due September 30, 2018 (the “Affiliate Debenture”) pursuant to an Indenture (the “Affiliate Indenture”), dated as of June 16, 1998, originally entered into between MLGroup and The Bank of New York Mellon (formerly known as The Bank of New York, successor to JPMorgan Chase Bank, N.A., successor to The Chase Manhattan Bank), as indenture trustee (in such capacity, the “Indenture Trustee”);

WHEREAS, pursuant to the Affiliate Debenture Guarantee Agreement, dated as of November 3, 1998, executed and delivered by Merrill Lynch & Co., Inc. (“ML&Co.”) and the Investment Guarantee Trustee, for the benefit of the Holder of the Affiliate Debenture (the “November 1998 Investment Guarantee”), ML&Co. irrevocably and unconditionally agreed to make Guarantee Payments (as defined in the November 1998 Investment Guarantee) to the Holder (as defined in the November 1998 Investment Guarantee) of the Affiliate Debenture on the terms and conditions set forth in the November 1998 Investment Guarantee;

WHEREAS, immediately prior to the ML&Co. Merger Effective Time (as defined below), MLGroup will merge with and into the Obligor, with the Obligor being the surviving corporation in such merger (the “MLGroup Merger”);

WHEREAS, in connection with the MLGroup Merger, ML Group and the Obligor will execute and deliver a First Supplemental Indenture to the Affiliate Indenture thereby amending and supplementing the Affiliate Indenture in certain respects to evidence the succession of the Obligor to MLGroup and the express assumption by the Obligor of the covenants of MLGroup in the Affiliate Indenture and contained in the Securities at the time the MLGroup Merger becomes effective;

WHEREAS, the New Guarantor intends to merge ML&Co. into the New Guarantor pursuant to Section 253 of the Delaware General Corporation Law (the “DGCL”), with the New Guarantor continuing as the surviving corporation of such merger (the “ML&Co. Merger”), effective at the date and time the Certificate of Ownership and Merger with respect to the ML&Co. Merger (the “Certificate of Ownership and Merger”) is filed by the New Guarantor with the Secretary of State of the State of Delaware, or at such later date as is set forth in the Certificate of Ownership and Merger (such effective date and time, the “ML&Co. Merger Effective Time”);

WHEREAS, at the ML&Co. Merger Effective Time the separate corporate existence of ML&Co. shall cease, and, from and after the ML&Co. Merger Effective Time, the New Guarantor shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions, disabilities and duties of ML&Co., all as provided under the DGCL;

WHEREAS, Section 9.3 of the November 1998 Investment Guarantee provides, in part, that ML&Co. may merge into any other corporation provided that (i) the successor corporation shall be a corporation organized and existing under the laws of the United States of America or a state thereof and such successor corporation shall expressly assume the due and punctual payment of the Guarantee Payments payable pursuant to Section 5.1 of the November 1998 Investment Guarantee and the due and punctual performance and observance of all of the covenants and conditions of the November 1998 Investment Guarantee to be performed by ML&Co. by a separate guarantee satisfactory to the Investment Guarantee Trustee, executed and delivered to the Investment Guarantee Trustee by such corporation, and (ii) the successor corporation shall not, immediately after such merger, be in default in the performance of any such covenant or condition;

WHEREAS, the New Guarantor represents and warrants that it is a corporation organized and existing under the laws of the State of Delaware and will be the surviving corporation in the ML&Co. Merger;

WHEREAS, in connection with the ML&Co. Merger, the New Guarantor desires to execute this new Investment Guarantee in compliance and accordance with Section 9.3 of the November 1998 Investment Guarantee to evidence the express assumption by the New Guarantor, effective as of the ML&Co. Merger Effective Time, of the due and punctual payment of the Guarantee Payments payable pursuant to Section 5.1 of the November 1998 Investment Guarantee and the due and punctual performance and observance of all the covenants and conditions of the November 1998 Investment Guarantee to be performed by ML&Co.; and

WHEREAS, the execution of this Investment Guarantee has been duly authorized by all necessary corporate action on the part of the New Guarantor, and all conditions precedent and acts and things necessary to make this Investment Guarantee a valid and legally binding instrument in accordance with its terms have been complied with, done and performed.

NOW, THEREFORE, in consideration of the premises, the New Guarantor executes and delivers this Investment Guarantee for the benefit of the Holder.

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1	Definitions and Interpretation

In this Investment Guarantee, unless the context otherwise requires:

(a)	capitalized terms used in this Investment Guarantee but not defined in the preambles above have the respective meanings assigned to them in this Section 1.1;

(b)	capitalized terms used in this Investment Guarantee but not otherwise defined herein shall have the meanings assigned to them in the Affiliate Indenture;

(c)	unless otherwise indicated, a term defined anywhere in this Investment Guarantee has the same meaning throughout;

(d)	all references to “the Investment Guarantee” or “this Investment Guarantee” are to this Investment Guarantee as modified, supplemented or amended from time to time;

(e)	all references in this Investment Guarantee to Articles and Sections are to Articles and Sections of this Investment Guarantee, unless otherwise specified;

(f)	a term defined in the Trust Indenture Act has the same meaning when used in this Investment Guarantee, unless otherwise defined in this Investment Guarantee or unless the context otherwise requires; and

(g)	a reference to the singular includes the plural and vice versa.

“Affiliate” has the same meaning as given to that term in Rule 405 under the Securities Act of 1933, as amended, or any successor rule thereunder.

“Business Day” means any day other than a day on which banking institutions in The City of New York are authorized or required by law to close.

“Company Debenture” means the series of debt securities issued on November 3, 1998 under the Company Indenture.

“Company Indenture” means the Indenture dated as of December 17, 1996 originally entered into between ML&Co. and The Bank of New York Mellon (formerly known as The Bank of New York), as successor trustee, as supplemented by the Supplemental Indenture dated as of May 16, 2006 and the Second Supplemental Indenture dated as of the date hereof, as amended and supplemented from time to time.

“Corporate Trust Office” means the designated office of the Investment Guarantee Trustee at which the corporate trust business of the Investment Guarantee Trustee shall, at any particular time, be administered, which office at the date of execution of this Agreement is located at The Bank of New York Mellon, c/o The Bank of New York Mellon Trust Company, N.A., 10161 Centurion Parkway, 2nd Floor, Jacksonville, Florida 32256.

“Covered Person” means the Holder or any beneficial owner of the Affiliate Debenture.

“Declaration” means the Amended and Restated Declaration of Trust by and among ML&Co. and certain Trustees, dated as of October 29, 1998.

“Event of Default” means a default by the New Guarantor on any of its payment or other obligations under this Investment Guarantee.

“Guarantee Payments” means, without duplication, with respect to the Affiliate Debenture, to the extent not paid or made by the Obligor, the due and punctual payment of the principal of, premium, if any, and interest on the Affiliate Debenture, when and as the same shall become due and payable, whether at maturity or upon declaration of acceleration or otherwise, according to the terms of the Affiliate Debenture and of the Affiliate Indenture.

“Holder” shall mean any holder, as registered on the books and records of the Obligor with respect to the Affiliate Debenture. The initial Holder of the Affiliate Debenture is the Partnership.

“Holder of Partnership Preferred Securities” shall have the meaning specified in the Partnership Agreement.

“Indemnified Person” means the Investment Guarantee Trustee, any Affiliate of the Investment Guarantee Trustee, or any officers, directors, shareholders, members, partners, employees, representatives, nominees, custodians or agents of the Investment Guarantee Trustee.

“Investment Guarantee Trustee” means The Bank of New York Mellon (formerly known as The Bank of New York, successor to JPMorgan Chase Bank, N.A., successor to The Chase Manhattan Bank), until a Successor Investment Guarantee Trustee has been appointed and has accepted such appointment pursuant to the terms of this Investment Guarantee and thereafter means each such Successor Investment Guarantee Trustee.

“Majority in aggregate principal amount of the Affiliate Debenture” means, except as provided by the Trust Indenture Act, a vote by Holder(s) of the Affiliate Debenture, voting separately as a class, of more than 50% of the outstanding aggregate principal amount of the Affiliate Debenture plus accrued and unpaid interest to the date upon which the voting percentages are determined.

“Officers’ Certificate” means, with respect to any Person, a certificate signed by two authorized officers of such Person. Any Officers’ Certificate delivered with respect to compliance with a condition or covenant provided for in this Investment Guarantee shall include:

(a)	a statement that each officer signing the Officers’ Certificate has read the covenant or condition and the definition relating thereto;

(b)	a brief statement of the nature and scope of the examination or investigation undertaken by each officer in rendering the Officers’ Certificate;

(c)	a statement that each such officer has made such examination or investigation as, in such officer’s opinion, is necessary to enable such officer to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)	a statement as to whether, in the opinion of each such officer, such condition or covenant has been complied with.

“Partnership” means Merrill Lynch Preferred Funding V, L.P.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 3, 1998, among ML&Co., as general partner, MLGroup, as initial limited partner and such other persons who become limited partners as provided therein.

“Partnership Preferred Securities” means those securities representing limited partnership interests in the Partnership.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.

“Property Trustee” shall have the meaning specified in the Declaration.

“Responsible Officer” means, with respect to the Investment Guarantee Trustee, any officer within the Corporate Trust Office of the Investment Guarantee Trustee, including any vice president, any assistant vice president, any assistant secretary, the treasurer, any assistant treasurer or other officer of the Corporate Trust Office of the Investment Guarantee Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of that officer’s knowledge of and familiarity with the particular subject.

“Senior Indebtedness” shall have the meaning specified in the Company Indenture.

“Successor Investment Guarantee Trustee” means a Successor Investment Guarantee Trustee possessing the qualifications to act as Investment Guarantee Trustee under Section 4.1.

“Trust” means the Merrill Lynch Preferred Capital Trust V, a Delaware business Trust, formed under the Declaration.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Trust Preferred Securities” shall have the meaning specified in the Declaration.

ARTICLE II

TRUST INDENTURE ACT

SECTION 2.1	Trust Indenture Act; Application

(a) This Investment Guarantee is subject to the provisions of the Trust Indenture Act that are required to be part of this Investment Guarantee and shall, to the extent applicable, be governed by such provisions; and

(b) if and to the extent that any provision of this Investment Guarantee limits, qualifies or conflicts with the duties imposed by Sections 310 to 317, inclusive, of the Trust Indenture Act, such imposed duties shall control.

SECTION 2.2	Lists of Holders of Securities

(a) The New Guarantor shall provide the Investment Guarantee Trustee (unless the Investment Guarantee Trustee is otherwise the Security Registrar of the Affiliate Debenture) with a list, in such form as the Investment Guarantee Trustee may reasonably require, of the names and addresses of the Holder(s) of the Affiliate Debenture (“List of Holders”) as of such date, (i) within one (1) Business Day after June 15 and December 15 of each year, and (ii) at any other time within 30 days of receipt by the New Guarantor of a written request for a List of Holders as of a date no more than 14 days before such List of Holders is given to the Investment Guarantee Trustee provided, that the New Guarantor shall not be obligated to provide such List of Holders at any time the List of Holders does not differ from the most recent List of Holders given to the Investment Guarantee Trustee by the New Guarantor. The Investment Guarantee Trustee may destroy any List of Holders previously given to it on receipt of a new List of Holders.

(b) The Investment Guarantee Trustee shall comply with its obligations under Sections 311(a), 311(b) and Section 312(b) of the Trust Indenture Act.

SECTION 2.3	Reports by the Investment Guarantee Trustee

Within 60 days after December 15 of each year, commencing December 15, 2013, the Investment Guarantee Trustee shall provide to the Holders of the Affiliate Debenture such reports as are required by Section 313 of the Trust Indenture Act, if any, in the form and in the manner provided by Section 313 of the Trust Indenture Act. The Investment Guarantee Trustee shall also comply with the requirements of Section 313(d) of the Trust Indenture Act.

SECTION 2.4	Periodic Reports to Investment Guarantee Trustee

The New Guarantor shall provide to the Investment Guarantee Trustee such documents, reports and information as required by Section 314 (if any) and the compliance certificate required by Section 314 of the Trust Indenture Act in the form, in the manner and at the times required by Section 314 of the Trust Indenture Act.

SECTION 2.5	Evidence of Compliance with Conditions Precedent

The New Guarantor shall provide to the Investment Guarantee Trustee such evidence of compliance with any conditions precedent, if any, provided for in this Investment Guarantee that relate to any of the matters set forth in Section 314(c) of the Trust Indenture Act. Any certificate or opinion required to be given by an officer pursuant to Section 314(c)(1) may be given in the form of an Officers’ Certificate.

SECTION 2.6	Events of Default; Waiver

The Holders of a Majority in aggregate principal amount of the Affiliate Debenture may, by vote, on behalf of the Holders of the Affiliate Debenture, waive any past Event of Default and its consequences. Upon such waiver, any such Event of Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Investment Guarantee, but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.

SECTION 2.7	Event of Default; Notice

(a) The Investment Guarantee Trustee shall, within 90 days after the occurrence of an Event of Default, transmit by mail, first class postage prepaid, to the Holders of the Affiliate Debenture, notices of all Events of Default actually known to a Responsible Officer of the Investment Guarantee Trustee, unless such defaults have been cured before the giving of such notice, provided, that, except in the case of default of any Guarantee Payment, the Investment Guarantee Trustee shall be protected in withholding such notice if and so long as a Responsible Officer of the Investment Guarantee Trustee in good faith determines that the withholding of such notice is in the interests of the Holders of the Affiliate Debenture.

(b) The Investment Guarantee Trustee shall not be deemed to have knowledge of any Event of Default unless the Investment Guarantee Trustee shall have received written notice, or a Responsible Officer of the Investment Guarantee Trustee charged with the administration of the Affiliate Debenture shall have obtained actual knowledge, of such Event of Default.

SECTION 2.8	Conflicting Interests

The Affiliate Debenture shall be deemed to be specifically described in this Investment Guarantee for the purposes of clause (i) of the first proviso contained in Section 310(b) of the Trust Indenture Act.

ARTICLE III

POWERS, DUTIES AND RIGHTS OF INVESTMENT GUARANTEE TRUSTEE

SECTION 3.1	Powers and Duties of the Investment Guarantee Trustee

(a) This Investment Guarantee shall be held by the Investment Guarantee Trustee for the benefit of the Holders of the Affiliate Debenture, and the Investment Guarantee Trustee shall not transfer this Investment Guarantee to any Person except a Holder of the Affiliate Debenture exercising his or her rights pursuant to Section 5.4(b) or to a Successor Investment Guarantee Trustee on acceptance by such Successor Investment Guarantee Trustee of its appointment to act as Successor Investment Guarantee Trustee. The right, title and interest of the Investment Guarantee Trustee shall automatically vest in any Successor Investment Guarantee Trustee, and such vesting and succession of title shall be effective whether or not conveyancing documents have been executed and delivered pursuant to the appointment of such Successor Investment Guarantee Trustee.

(b) If an Event of Default actually known to a Responsible Officer of the Investment Guarantee Trustee has occurred and is continuing, the Investment Guarantee Trustee shall enforce this Investment Guarantee for the benefit of the Holders of the Affiliate Debenture.

(c) The Investment Guarantee Trustee, before the occurrence of any Event of Default and after the curing or waiver of all Events of Default that may have occurred, shall undertake to perform only such duties as are specifically set forth in this Investment Guarantee, and no implied covenants shall be read into this Investment Guarantee against the Investment Guarantee Trustee. In case an Event of Default has occurred (that has not been cured or waived pursuant to Section 2.6) and is actually known to a Responsible Officer of the Investment Guarantee Trustee, the Investment Guarantee Trustee shall exercise such of the rights and powers vested in it by this Investment Guarantee, and use the same degree of care and skill in its exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(d) No provision of this Investment Guarantee shall be construed to relieve the Investment Guarantee Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) prior to the occurrence of any Event of Default and after the curing or waiving of all such Events of Default that may have occurred:

(A) the duties and obligations of the Investment Guarantee Trustee shall be determined solely by the express provisions of this Investment Guarantee, and the Investment Guarantee Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Investment Guarantee, and no implied covenants or obligations shall be read into this Investment Guarantee against the Investment Guarantee Trustee; and

(B) in the absence of bad faith on the part of the Investment Guarantee Trustee, the Investment Guarantee Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Investment Guarantee Trustee and conforming to the requirements of this Investment Guarantee; but in the case of any such certificates or opinions that by any provision hereof are specifically required to be furnished to the Investment Guarantee Trustee, the Investment Guarantee Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Investment Guarantee;

(ii) the Investment Guarantee Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Investment Guarantee Trustee, unless it shall be proved that the Investment Guarantee Trustee was negligent in ascertaining the pertinent facts upon which such judgment was made;

(iii) the Investment Guarantee Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of a Majority in aggregate principal amount of the Affiliate Debenture relating to the time, method and place of conducting any proceeding for any remedy available to the Investment Guarantee Trustee, or exercising any trust or power conferred upon the Investment Guarantee Trustee under this Investment Guarantee; and

(iv) no provision of this Investment Guarantee shall require the Investment Guarantee Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the Investment

Guarantee Trustee shall have reasonable grounds for believing that the repayment of such funds or liability is not reasonably assured to it under the terms of this Investment Guarantee or indemnity, reasonably satisfactory to the Investment Guarantee Trustee, against such risk or liability is not reasonably assured to it.

SECTION 3.2	Certain Rights of Investment Guarantee Trustee

(a) Subject to the provisions of Section 3.1:

(i) The Investment Guarantee Trustee may conclusively rely, and shall be fully protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

(ii) Any direction or act of the New Guarantor contemplated by this Investment Guarantee shall be sufficiently evidenced by an Officers’ Certificate.

(iii) Whenever, in the administration of this Investment Guarantee, the Investment Guarantee Trustee shall deem it desirable that a matter be proved or established before taking, suffering or omitting any action hereunder, the Investment Guarantee Trustee (unless other evidence is herein specifically prescribed) may, in the absence of bad faith on its part, request and conclusively rely upon an Officers’ Certificate which, upon receipt of such request, shall be promptly delivered by the New Guarantor.

(iv) The Investment Guarantee Trustee shall have no duty to see to any recording, filing or registration of any instrument (or any rerecording, refiling or registration thereof).

(v) The Investment Guarantee Trustee may consult with counsel of its selection, and the advice or opinion of such counsel with respect to legal matters shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion. Such counsel may be counsel to the New Guarantor or any of its Affiliates and may include any of its employees. The Investment Guarantee Trustee shall have the right at any time to seek instructions concerning the administration of this Investment Guarantee from any court of competent jurisdiction.

(vi) The Investment Guarantee Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Investment Guarantee at the request or direction of any Holder, unless such Holder shall have provided to the Investment Guarantee Trustee such security and indemnity, reasonably satisfactory to the Investment Guarantee Trustee, against the costs, expenses (including attorneys’ fees and expenses and the expenses of the Investment Guarantee Trustee’s agents, nominees or custodians) and liabilities that might be incurred by it in complying with such request or direction, including such reasonable advances as may be requested by the Investment Guarantee Trustee; provided that, nothing contained in this Section 3.2(a)(vi) shall be taken to relieve the Investment Guarantee Trustee, upon the occurrence of an Event of Default, of its obligation to exercise the rights and powers vested in it by this Investment Guarantee.

(vii) The Investment Guarantee Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Investment Guarantee Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit.

(viii) The Investment Guarantee Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, nominees, custodians or attorneys, and the Investment Guarantee Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

(ix) Any action taken by the Investment Guarantee Trustee or its agents hereunder shall bind the holders of the Affiliate Debenture, and the signature of the Investment Guarantee Trustee or its agents alone shall be sufficient and effective to perform any such action. No third party shall be required to inquire as to the authority of the Investment Guarantee Trustee to so act or as to its compliance with any of the terms and provisions of this Investment Guarantee, both of which shall be conclusively evidenced by the Investment Guarantee Trustee or its agent taking such action.

(x) Whenever in the administration of this Investment Guarantee the Investment Guarantee Trustee shall deem it desirable to receive instructions with respect to enforcing any remedy or right or taking any other action hereunder, the Investment Guarantee Trustee (i) may request instructions from the Holders of a Majority in aggregate principal amount of the Affiliate Debenture, (ii) may refrain from enforcing such remedy or right or taking such other action until such instructions are received, and (iii) shall be fully protected in conclusively relying on or acting in accordance with such instructions.

(xi) The Investment Guarantee Trustee shall not be liable for any action taken, suffered, or omitted to be taken by it in good faith, without negligence, and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Investment Guarantee.

(b) No provision of this Investment Guarantee shall be deemed to impose any duty or obligation on the Investment Guarantee Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Investment Guarantee Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts or to exercise any such right, power, duty or obligation. No permissive power or authority available to the Investment Guarantee Trustee shall be construed to be a duty.

SECTION 3.3	Not Responsible for Recitals or Issuance of Investment Guarantee

The recitals contained in this Investment Guarantee shall be taken as the statements of the New Guarantor, and the Investment Guarantee Trustee does not assume any responsibility for their correctness. The Investment Guarantee Trustee makes no representation as to the validity or sufficiency of this Investment Guarantee.

ARTICLE IV

INVESTMENT GUARANTEE TRUSTEE

SECTION 4.1	Investment Guarantee Trustee; Eligibility

(a) There shall at all times be an Investment Guarantee Trustee which shall:

(i) not be an Affiliate of the New Guarantor; and

(ii) be a corporation organized and doing business under the laws of the United States of America or any State or Territory thereof or of the District of Columbia, or a corporation or Person permitted by the Securities and Exchange Commission to act as an institutional trustee under the

Trust Indenture Act, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least 50 million U.S. dollars ($50,000,000), and subject to supervision or examination by Federal, State, Territorial or District of Columbia authority. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the supervising or examining authority referred to above, then, for the purposes of this Section 4.1(a)(ii), the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

(b) If at any time the Investment Guarantee Trustee shall cease to be eligible to so act under Section 4.1(a), the Investment Guarantee Trustee shall immediately resign in the manner and with the effect set out in Section 4.2(c).

(c) If the Investment Guarantee Trustee has or shall acquire any “conflicting interest” within the meaning of Section 310(b) of the Trust Indenture Act, the Investment Guarantee Trustee and New Guarantor shall in all respects comply with the provisions of Section 310(b) of the Trust Indenture Act.

SECTION 4.2	Appointment, Removal and Resignation of Investment Guarantee Trustee

(a) Subject to Section 4.2(b), the Investment Guarantee Trustee may be appointed or removed without cause at any time by the New Guarantor except during a default or an Event of Default.

(b) The Investment Guarantee Trustee shall not be removed in accordance with Section 4.2(a) until a Successor Investment Guarantee Trustee has been appointed and has accepted such appointment by written instrument executed by such Successor Investment Guarantee Trustee and delivered to the New Guarantor.

(c) The Investment Guarantee Trustee shall hold office until a Successor Investment Guarantee Trustee shall have been appointed or until its removal or resignation. The Investment Guarantee Trustee may resign from office (without need for prior or subsequent accounting) by an instrument in writing executed by the Investment Guarantee Trustee and delivered to the New Guarantor, which resignation shall not take effect until a Successor Investment Guarantee Trustee has been appointed and has accepted such appointment by instrument in writing executed by such Successor Investment Guarantee Trustee and delivered to the New Guarantor and the resigning Investment Guarantee Trustee.

(d) If no Successor Investment Guarantee Trustee shall have been appointed and accepted appointment as provided in this Section 4.2 within 30 days after delivery of an instrument of removal or resignation, the Investment Guarantee Trustee resigning or being removed may petition any court of competent jurisdiction for appointment of a Successor Investment Guarantee Trustee. Such court may thereupon, after prescribing such notice, if any, as it may deem proper, appoint a Successor Investment Guarantee Trustee.

(e) No Investment Guarantee Trustee shall be liable for the acts or omissions to act of any Successor Investment Guarantee Trustee.

(f) Upon termination of this Investment Guarantee or removal or resignation of the Investment Guarantee Trustee pursuant to this Section 4.2, the New Guarantor shall pay to the Investment Guarantee Trustee all amounts due to the Investment Guarantee Trustee accrued to the date of such termination, removal or resignation.

ARTICLE V

GUARANTEE

SECTION 5.1	Guarantee

The New Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments (without duplication of amounts theretofore paid by the Obligor), as and when due, regardless of any defense, right of set-off or counterclaim that the Obligor may have or assert. The New Guarantor’s obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the New Guarantor to the Holders or by causing the Obligor to pay such amounts to the Holders.

SECTION 5.2	Waiver of Notice and Demand

The New Guarantor hereby waives notice of acceptance of this Investment Guarantee and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Obligor or any other Person before proceeding against the New Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

SECTION 5.3	Obligations Not Affected

The obligations, covenants, agreements and duties of the New Guarantor under this Investment Guarantee shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

(a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Obligor of any express or implied agreement, covenant, term or condition relating to the Affiliate Debenture to be performed or observed by the Obligor;

(b) the extension of time for the payment by the Obligor of all or any portion of the interest, principal or premium, if any, or any other sums payable under the terms of the Affiliate Debenture or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Affiliate Debenture (other than an extension of time for payment of interest during an Extension Period, as defined in the Affiliate Debenture, permitted by the Affiliate Indenture);

(c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Affiliate Debenture, or any action on the part of the Obligor granting indulgence or extension of any kind;

(d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Obligor or any of the assets of the Obligor;

(e) any invalidity of, or defect or deficiency in, the Affiliate Debenture;

(f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

(g) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 5.3 that the obligations of the New Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

There shall be no obligation of the Holders to give notice to, or obtain consent of, the New Guarantor with respect to the happening of any of the foregoing.

SECTION 5.4	Rights of Holders

(a) The Holders of a Majority in aggregate principal amount of the Affiliate Debenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Investment Guarantee Trustee in respect of this Investment Guarantee or exercising any trust or power conferred upon the Investment Guarantee Trustee under this Investment Guarantee.

(b) If the Investment Guarantee Trustee fails to enforce its rights under the Investment Guarantee after a Holder of the Affiliate Debenture has made a written request, such Holder of the Affiliate Debenture may institute a legal proceeding directly against the New Guarantor to enforce the Investment Guarantee Trustee’s rights under this Investment Guarantee, without first instituting a legal proceeding against the Obligor, the Investment Guarantee Trustee or any other Person. Notwithstanding the foregoing, if the New Guarantor has failed to make a Guarantee Payment, a Holder of the Affiliate Debenture may directly institute a proceeding in such Holder’s own name against the New Guarantor for enforcement of the Investment Guarantee for such payment. The New Guarantor waives any right or remedy to require that any action be brought first against the Obligor or any other person or entity before proceeding directly against the New Guarantor.

SECTION 5.5	Guarantee of Payment

This Investment Guarantee creates a guarantee of payment and not of collection.

SECTION 5.6	Subrogation

The New Guarantor shall be subrogated to all (if any) rights of the Holders of the Affiliate Debenture against the Obligor in respect of any amounts paid to such Holders by the New Guarantor under this Investment Guarantee; provided, however, that the New Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any right that it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Investment Guarantee, if, at the time of any such payment, any amounts are due and unpaid under this Investment Guarantee. If any amount shall be paid to the New Guarantor in violation of the preceding sentence, the New Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.

SECTION 5.7	Independent Obligations

The New Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Obligor with respect to the Affiliate Debenture, and that the New Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Investment Guarantee notwithstanding the occurrence of any event referred to in subsections (a) through (g), inclusive, of Section 5.3 hereof.

ARTICLE VI

SUBORDINATION

SECTION 6.1	Ranking

This Investment Guarantee will constitute an unsecured obligation of the New Guarantor and will rank (i) subordinate and junior in right of payment to all other liabilities of the New Guarantor, (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the New Guarantor and with any other guarantee now or hereafter entered into by the New Guarantor in respect of any preferred or preference stock of any Affiliate of the New Guarantor, and (iii) senior to the New Guarantor’s common stock. The holders of obligations of the New Guarantor that are senior to the obligations under the Investment Guarantee (including, but not limited to, obligations constituting Senior Indebtedness) shall be entitled to the same rights in payment default or dissolution, liquidation and reorganization in respect of this Investment Guarantee that inure to the holders of Senior Indebtedness as against the holders of the Company Debenture specified in Sections 1102, 1103 and 1105 of the Company Indenture.

ARTICLE VII

TERMINATION

SECTION 7.1	Termination

This Investment Guarantee shall terminate upon the repayment in full (whether at maturity, upon redemption or otherwise) of all of the principal of, premium, if any, and interest on (including all accrued and unpaid interest thereon) and any other amounts payable in respect of the Affiliate Debenture. Notwithstanding the foregoing, this Investment Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any Holder of the Affiliate Debenture must restore payment of any sums paid under the Affiliate Debenture or under this Investment Guarantee.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.1	Exculpation

(a) No Indemnified Person shall be liable, responsible or accountable in damages or otherwise to the New Guarantor or any Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Person in good faith in accordance with this Investment Guarantee and in a manner that such Indemnified Person reasonably believed to be within the scope of the authority conferred on such Indemnified Person by this Investment Guarantee or by law, except that an Indemnified Person shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Person’s gross negligence or willful misconduct with respect to such acts or omissions.

(b) An Indemnified Person shall be fully protected in relying in good faith upon the records of the New Guarantor and upon such information, opinions, reports or statements presented to the New Guarantor by any Person as to matters the Indemnified Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the New Guarantor, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which principal, premium, interest or other payments to Holders of the Affiliate Debenture might properly be paid.

SECTION 8.2	Indemnification

The New Guarantor agrees to indemnify each Indemnified Person for, and to hold each Indemnified Person harmless against, any and all loss, liability, damage, claim or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the trust or trusts hereunder, including the costs and expenses (including reasonable legal fees and expenses) of defending itself against, or investigating, any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder. The obligation to indemnify as set forth in this Section 8.2 shall survive the termination of this Investment Guarantee.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1	Successors and Assigns

All guarantees and agreements contained in this Investment Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the New Guarantor and shall inure to the benefit of the Holders of the Partnership Preferred Securities then outstanding. The Company may not assign its rights or delegate its obligations hereunder without the prior approval of the Holders of at least a majority of the aggregated stated liquidation preference of the Partnership Preferred Securities then outstanding, except that the Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into any other corporation, provided that in any such case either the Company shall be the continuing corporation, or the successor corporation shall expressly assume the obligations of the New Guarantor hereunder.

SECTION 9.2	Amendments

Except with respect to any changes that do not adversely affect the rights of Holders of Partnership Preferred Securities (in which case no consent will be required), this Investment Guarantee may be amended only with the prior approval of the Holders of not less than a majority in liquidation preference of the outstanding Partnership Preferred Securities, provided that so long as the Property Trustee of the Trust is the Holder of the Partnership Preferred Securities, such amendment will not be effective without the prior written approval of a majority in liquidation amount of the outstanding Trust Preferred Securities.

SECTION 9.3	Consolidations and Mergers

The New Guarantor may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into any other corporation; provided, that in any such case, (i) either the New Guarantor shall be the continuing corporation, or the successor corporation shall be a corporation organized and existing under the laws of the United States of America or a state thereof and such successor corporation shall expressly assume the due and punctual payment of the Guarantee Payments payable pursuant to Section 5.1 hereof and the due and punctual performance and observance of all of the covenants and conditions of this Investment Guarantee to be performed by the New Guarantor by a separate guarantee satisfactory to the Investment Guarantee Trustee, executed and delivered to the Investment Guarantee Trustee by such corporation, and (ii) the New Guarantor or such successor corporation, as the case may be, shall not, immediately after such merger or consolidation, or such sale, lease or conveyance, be in default in the performance of any such covenant or condition.

SECTION 9.4	Notices

All notices provided for in this Investment Guarantee shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied or mailed by first class mail, as follows:

(a) If given to the Investment Guarantee Trustee, at the Investment Guarantee Trustee’s Corporate Trust Office at the address set forth below (or such other address as the Investment Guarantee Trustee may give notice of to the Holders of the Affiliate Debenture):

The Bank of New York Mellon

c/o The Bank of New York Mellon Trust Company, N.A.

10161 Centurion Parkway, 2nd Floor

Jacksonville, FL 32256

Attention: Corporate Trust (Jacksonville)

(b) If given to the New Guarantor, at the New Guarantor’s mailing address set forth below (or such other address as the New Guarantor may give notice of to the Holders of the Affiliate Debenture):

Bank of America Corporation

Bank of America Corporate Center, NC1-007-06-10

100 North Tryon Street

Charlotte, North Carolina 28255-0001

Attention: Treasurer

(c) If given to any Holder of Affiliate Debenture, at the address set forth on the books and records of the Obligor.

All such notices shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.

SECTION 9.5	Benefit

This Investment Guarantee is solely for the benefit of the Holders of the Affiliate Debenture and, subject to Section 3.1(a), is not separately transferable from the Affiliate Debenture.

SECTION 9.6	Governing Law

THIS INVESTMENT GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

SECTION 9.7	Effectiveness

This Investment Guarantee shall become effective at the ML&Co. Merger Effective Time, except for the recitals contained herein and Section 9.8 hereof, which shall become effective as of the date of execution and delivery hereof.

SECTION 9.8	Notice to the Investment Guarantee Trustee

The New Guarantor shall give the Investment Guarantee Trustee prompt notice of the ML&Co. Merger Effective Time.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Investment Guarantee to be duly executed as of the day and year first above written.

BANK OF AMERICA CORPORATION,
as New Guarantor

By:	/s/ ANGELA C. JONES
	Name:	Angela C. Jones
	Title:	Senior Vice President

THE BANK OF NEW YORK MELLON,
as Investment Guarantee Trustee

By:	/s/ FRANCINE KINCAID
	Name:	Francine Kincaid
	Title:	Vice President

[SIGNATURE PAGE – AFFILIATE DEBENTURE GUARANTEE AGREEMENT

MERRILL LYNCH PREFERRED FUNDING V, L.P.]